Exhibit 21.1

Subsidiaries

World Heath Energy, Inc., wholly owned subsidiary

FSC Solutions, Inc. wholly owned subsidiary

SG 77, Inc. wholly owned subsidiary

RNA Ltd. a direct wholly owned subsidairy of SG 77, Inc.